Exhibit (a)(1)(G)

BERLIN- CHEMIE MENARINI	BERLIN-CHEMIE AG Glienicker Weg 125 12489 Berlin

POWER OF ATTORNEY

The undersigned, Dr. Reinhard Uppenkamp and Dr. Christian Matschke, in their capacity as members of the Management Board (Vorstand) of BERLIN-CHEMIE AG, registered address of which is Glienicker Weg 125, 12489 Berlin, Germany (hereinafter referred to as: "Company"), with full signatory powers to jointly represent the company hereby grant power of attorney and empower Ms. Elcin Barker Ergun, born on 23 February 1962 (hereinafter: the "Attorney") to represent the Company in all respects in connection with the intended acquisition of Stemline Therapeutics Inc. (with headquarters in 750 Lexington Avenue, 11th Floor New York, NY 10022) through its 100% affiliated company Mercury Merger Sub, Inc. (with registered office in the State of Delaware, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801) (the "Transaction") and to execute, make, submit, enter into and agree on behalf of the Company the Agreement and Plan of Merger, the Contingent Value Rights Agreement, the Tender and Support Agreement and all related deeds, agreements, certifications, filings and other documents necessary and/or suitable to complete the Transaction and further to make and receive all statements, declarations and perform all activities on behalf of the Company which the Attorney deem - in her free discretion - necessary and/or suitable in order to complete the Transaction.

In case of doubt, this power of attorney shall be interpreted extensively to realize the purpose of its granting.

This Power of Attorney shall be effective immediately upon the date of execution thereof and shall remain in effect until the purpose has been fulfilled.

In witness whereof the undersigned has caused this Power of Attorney to be executed this 30 day of April, 2020.

BERLIN-CHEMIE AG

By:	/s/ Reinhard Uppenkamp
	Name:	Dr. Reinhard Uppenkamp
	Title:	President and Chief Executive Officer

By:	/s/ Christian Matschke
	Name:	Dr. Christian Matschke
	Title:	Member of the Management Board